First BancTrust Corporation
101 South Central Avenue
Paris, IL 61944
(217) 465-6381
For Further Information:

Terry J. Howard President and Chief Executive Officer (800) 228-6381	Exhibit 99.1
August 10, 2007
FIRST BANCTRUST CORPORATION REPORTS SECOND QUARTER RESULTS
And
DECLARES REGULAR QUARTERLY CASH DIVIDEND
•	Loan Growth Continues

•	Net Interest Income Stabilizes

•	Non Interest Income Improves
PARIS, IL, August 10, 2007—First BancTrust Corporation (NASDAQ: FBTC), citing continuing pressure on net interest margins in the current interest rate environment, today reported second quarter net income of $268,000 or 12 cents per diluted share, compared with $281,000, or 12 cents per diluted share, a year earlier. For the six months ended June 30, 2007, net income was $435,000, or 19 cents per diluted share, compared with $508,000, or 22 cents per diluted share, for the same period in the prior year.
“We continued to originate high-quality loans at competitive rates while growing our gross loan portfolio by 11 percent during the first six months of 2007. We reduced our investment in lower-yielding municipal bonds in our portfolio and thereby reduced our dependency on higher-costing certificates of deposit as a source of funds during the second quarter of 2007. As a result, net interest income for the second quarter of 2007 was restored to levels experienced in the second quarter of 2006. However, we also increased our Provision for Loan Losses to assure that adequate loss reserves are maintained for our growing loan portfolio. We believe that our efforts will result in a more stable and expanding interest margin as we continue to grow our loan portfolio.” said Terry J. Howard, president and chief executive officer.
Howard added, “Our efforts to restore our net interest margin also include reducing our dependency on certificates of deposit as a source of funds. By emphasizing service and value associated with our savings and demand deposit accounts we reduced the rate of increase in our cost of funds during these six months.”
Net Interest Income
Howard noted that the First BancTrust’s net interest margin for the first six months of the year was at 2.92 percent, down from 3.19 percent for the same period a year earlier. However, for the six month period, net interest income decreased by only $66,000 to $3.9 million. Net interest income for the second quarter increased 1.4 percent, or $27,000, to $1.98 million from $1.95 million a year earlier, even though net interest spread decreased by 11 basis points.

Noninterest Income, Expense
Second quarter noninterest income increased $80,000 to $1,011,000 compared with the same period a year ago, primarily as a result of increases in customer service fees and realized gains on sale of securities partially offset by a reduction in other service charges and fees as well as net gains on loan sales. For the six-month period noninterest income increased $145,000 to $1.86 million.
Noninterest expense for the second quarter remained at $2.5 million for both 2007 and 2006. During the six-month period, noninterest expense increased by $31,000 to $4.97 million from $4.94 million. The primary reasons for the results in both time periods were increases in office occupancy, equipment, and data processing expenses due primarily to the expansion and renovation of the main office building and the addition of the Martinsville and Rantoul West branches. These increases were at least partially offset by decreases in salary and fringe benefits and amortization of loan services rights.
Loans, Deposits
Total assets at June 30, 2007 were $300.9 million compared with $311.0 million at December 31, 2006, a decrease of $10.1 million or 3.3%. During the same period of time loans, net of allowance for loan losses, increased by $20.5 million from $185.4 million to $205.9 million, an increase of 11.0 percent. Deposits declined by $22.6 million to $220.0 million compared with $242.6 million at year-end 2006. Howard said the decrease in deposits was the result of management’s decision not to renew funds originated in the secondary market for certificates of deposit and to replace higher-costing retail certificates of deposit with lower-cost, longer-term FHLB Advances and with the proceeds from the sale of lower-yielding municipal bonds.
Executive Management Changes
Howard announced, “The Board of Directors is pleased to announce that the first steps in our re-organization to accommodate and promote profitable growth have been implemented. Jack R. Franklin, currently Senior Vice President of FBTC and President of the First Bank of Savoy has been promoted to the position of Executive Vice President and Chief Operating Officer for FBTC and First Bank and Trust, s.b. He will be responsible for the daily operations of all First Bank locations and oversee the effective implementation of our strategic plan which includes expansion in our targeted market area. Adam Yeazel, currently Vice President and Senior Lender for Champaign County, will become the President for all of our offices in Champaign County and the Senior Marketing Officer for First Bank and Trust. In addition to his responsibilities as a commercial lending officer, his duties will include overseeing daily operations of our offices in Champaign County. As Senior Marketing Officer he will direct the development and coordinate the implementation of First Bank’s marketing strategy. We are also excited to announce that Thomas Tracy, an experienced senior commercial lender in the Champaign County market, has joined First Bank and Trust, s.b. as Chief Credit Officer and Senior Commercial lender. I believe these changes and additions to our senior management team will enhance both our lending activities in Champaign County and our performance overall. This is another step in creating an efficient framework for future growth and expansion.”
Regular Quarterly Cash Dividend Declared
The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of 6 cents per common share, payable September 14, 2007 to stockholders of record at the close of business on September 7, 2007. This is the 24th consecutive quarterly dividend the Company has paid.
About First BancTrust
First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois. On June 30, 2007, the company had $301 million of total assets, $275 million of total liabilities and $26 million of stockholders’ equity.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
... tables follow ...

First BancTrust Corporation
Selected Financial Information
(in thousands of dollars except share data)

Balance Sheet Data	June 30,	Dec. 31,
	2007	2006
	(unaudited)
Total Assets	$300,938	$311,058
Cash And Cash Equivalents	10,803	28,791
Investment Securities	56,767	69,295
FHLB Stock	3,749	3,749
Loans Held For Sale	900	836
Loans, Net of Allowance for Loan Losses of $2,118 and $2,222	205,903	185,444
Deposits	220,018	242,603
Federal Home Loan Bank Advances and Other Borrowings	46,765	32,800
Junior Subordinated Debentures	6,186	6,186
Stockholders’ Equity	25,720	26,656

Book Value Per Common Share	$11.55	$11.50

Summary Of Operations	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(unaudited)
Interest Income	$4,516	$3,943	$8,839	$7,717
Interest Expense	2,541	1,995	4,940	3,752

Net Interest Income	1,975	1,948	3,899	3,965

Provision For Loan Losses	132	50	264	95

Net Interest Income After Provision For Loan Losses	1,843	1,898	3,635	3,870
Noninterest Income	1,011	931	1,861	1,716
Noninterest Expense	2,508	2,452	4,972	4,941

Income Before Income Tax	346	377	524	645
Income Tax Expense	78	96	89	137

Net Income	$268	$281	$435	$508

Share Data
Weighted Avg. Shares Out. — Basic	2,157,963	2,203,259	2,177,334	2,204,470
Weighted Avg. Shares Out. — Diluted	2,244,205	2,310,986	2,265,542	2,320,104

Basic Earnings Per Share	$0.12	$0.13	$0.20	$0.23
Diluted Earnings Per Share	$0.12	$0.12	$0.19	$0.22

Ratios Based On Net Income
Return on Average
Stockholders’ Equity	4.10%	4.34%	3.31%	3.92%
Return On Average Assets	0.36%	0.40%	0.29%	0.36%
Further information concerning the Company and its business, including additional factors that could materially affect the
Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
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